EXHIBIT 5.1

March 22, 2005

Board of Directors
Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090

Ladies and Gentlemen:

     This opinion letter is furnished to you to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the registration of 43,794,175 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Ciena Corporation 2003 Employee Stock Purchase Plan (the “Plan”). For purposes of this opinion letter, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinion expressed herein.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, I am of the opinion that when issued in accordance with the terms of the Plan and the option agreements issued under the Plan, the Shares will be validly issued, fully paid, and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement. I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ Russell B. Stevenson, Jr.
Russell B. Stevenson, Jr.
Senior Vice President, General Counsel
and Secretary